Sent: Thursday, March 08, 2007 4:26 PM
Subject: PRICE GUIDANCE ** CD 2007-CD4 ** PUBLICS

Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through
Certificates, Series 2007-CD4 $6.6B** NEW ISSUE CMBS

Joint Bookrunners: Citigroup Global Markets / Deutsche Bank Securities
Co Lead Mgrs:      Citigroup Global Markets / Deutsche Bank Securities/
                   LaSalle
Co-Mgrs:           PNC Capital Markets, LLC / RBC Capital Markets
Retention:         RBC Capital 100mm A2B / 200mm A4

Structure:
   Cl    Fit/Mdys/S&P     $MM     C/E      WAL    PRIN WIN     PX GUID
   A1    AAA/Aaa/AAA     97.4    30.000%   3.12   04/07-09/11  11A
   A2A   AAA/Aaa/AAA    100.0    30.000%   4.45   09/11-09/11  25A
   A2B   AAA/Aaa/AAA   1062.7    30.000%   4.73   09/11-03/12  19A
   A3    AAA/Aaa/AAA    464.2    30.000%   6.78   01/14-02/14  27A
   ASB   AAA/Aaa/AAA    162.1    30.000%   6.99   03/12-01/16  27A
   A4    AAA/Aaa/AAA   1737.2    30.000%   9.59   01/16-01/17  25A
   A1A   AAA/Aaa/AAA    998.8      *** NOT OFFERED ***
   *AM   AAA/Aaa/AAA   [660.3  ] 20.000%   9.79   01/17-02/17  28A
   AJ    AAA/Aaa/AAA    586.0    11.125%   9.87   02/17-02/17  32A
   B     AA+/Aa1/AA+     41.3    10.500%   9.87   02/17-02/17  35A
   C     AA/Aa2/AA       90.8     9.125%   9.87   02/17-02/17  37A
   D     AA-/Aa3/AA-     57.8     8.250%   9.87   02/17-02/17  40A
   E     A+/A1/A+        41.3     7.625%   9.87   02/17-02/17  44A
   F     A/A2/A          49.5     6.875%   9.87   02/17-02/17  47A
   XP    AAA/Aaa/AAA     TBD      NAP      NAP    NAP
* Subject to Demand

** The underlying mortgage loan secured by the 1 East Deleware morgtage real property is being moved from loan group 1 to loan group 2. In connection therewith the total principal balance of the class A-1A will be increased by
$63mm and the total principal balance of class A4 will be reduced by $63mm.

Collateral:        380 Loans / 476 Properties

Loan Sellers:  German American Capital Corporation   ( 56 loans, 32.1%)
               Citigroup Global Markets Realty Corp. ( 68 loans, 26.4%)
               LaSalle Bank National Association     (161 loans, 23.9%)
               PNC Bank, National Association        ( 66 loans, 12.4%)
               Royal Bank of Canada                  ( 29 loans,  5.1%)

Property Types:   Office 32.6%, Retail 26.2%, Multi 13.6%, Hotel 11.2%,
                   Industrial 10.3%, Mixed Use 2.7%, Self Storage 2.4%,
                   MHC 0.8%; Other 0.2%, Land 0.1%

Geographic:       NY: 18.6%, CA: 10.5%, HI: 10.0%, TX: 7.0%, MN: 4.8%,  PA: 4.0%

DSCR/LTV:          1.54x / 66.77%

Inv. Grade Loans: 3 loans for 16.1% of UPB

Top 10 Loans:     39.5% of the pool, DSCR: 1.85x, LTV: 59.84%

Top 3 Trust Assets        BALANCE        DSCR      LTV
9 West 57th Street     $400,000,000     3.23x   17.86% Ala Moana Portfolio
$400,000,000  1.81x     51.51%
Mall of America        $306,000,000     1.43x   75.5%
**Collateral subject to change

Expected Timing
  Mon         -  Electronic Termsheets FWP / Annex A / Reds FWP
  Tues        -  Hardcopies
  Settlement  -  March 29

Roadshow
  Mon 3/5     -  Replay Number (888) 203-1112 Passcode: 5584067
 Tues 3/6     -  NY
  Wed 3/7     -  Hartford Breakfast 8:30am @ Goodwin Hotel /
                 Boston Lunch 12:30 @ Boston Harbor Hotel
Thurs 3/8     -  Minneapolis Breakfast 8:00am @ Marquette Hotel /
                 Chicago Group Meeting 2:00pm @ Metropolitan Club, 67th Floor
                 Sears Tower
Fri   3/9     -  NY Lunch @ Brasserie 8  1/2 12:30PM 9 West 57TH

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